EXHIBIT 99.1
Contacts
Lynn Amos
704.587.8409
Mark Hadley
704.587.8886
Polypore Announces Third Quarter And Year To Date Results

CHARLOTTE, N.C. — November 9, 2005 — Polypore, Inc. announces net sales for the three months ended October 1, 2005 of $105.8 million compared to net sales of $117.5 million in the third quarter of 2004. Operating income for the third quarter of 2005 was $12.4 million compared with an operating loss of $6.8 million in the third quarter of 2004. Net income for the third quarter of 2005 was $1.7 million compared to the third quarter of 2004 net loss of $12.2 million. Operating income in the third quarter of 2005 included a $1.5 million restructuring charge primarily related to the relocation of research and development operations in Europe as part of the 2004 restructuring plan, while operating income for the third quarter of 2004 included a restructuring charge of $15.4 million related to the restructuring of certain production facilities in Germany as part of the 2004 restructuring plan.
Net sales for the nine months ended October 1, 2005 were $330.9 million compared with $385.5 million for the pro forma nine months ended October 2, 2004. Operating income was $49.8 million for the first nine months of 2005 compared with pro forma operating income of $70.8 million for the same nine months in 2004. Net income for the first nine months of 2005 was $10.5 million compared with pro forma net income of $17.8 million in the first nine months of 2004.
Adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”), which is a key measurement in our credit agreement, were $28.9 million for the third quarter of 2005 compared with the $31.1 million reported in the third quarter of 2004. Adjusted EBITDA was $133.2 million for the twelve months ended October 1, 2005. EBITDA and Adjusted EBITDA are defined and reconciled to generally accepted accounting principles as noted below.
Additionally, on September 30, 2005, Polypore made a prepayment of approximately $20 million in principal on the term loans under its bank credit facility, reducing the outstanding balance on its term loans to approximately $367 million as of October 1, 2005. Since the beginning of 2005, the Company has made approximately $45 million in prepayments on its term loans.

“In the third quarter we continued to address several challenges as we work towards returning to growth,” commented Robert Toth, President and Chief Executive Officer at Polypore, Inc. “In our energy storage business, we continued to see solid revenues from our battery separator businesses. However, like most other industrial companies, we have experienced rising energy costs. We are addressing this by implementing price adjustments immediately or as soon as allowable under our contracts. In our separations media business, we continue to experience declines in demand for our cellulosic membranes for hemodialysis. While sales of our synthetic membranes for hemodialysis are growing, the pace is not sufficient to offset the decline in cellulosics. As we indicated previously, we are focusing resources on proactively managing this transition in the most profitable way.”
Energy Storage
Net sales for the Energy Storage segment for the third quarter of 2005 were $76.0 million, a decrease of $2.6 million from the third quarter of 2004. This decrease in sales is primarily related to changes in customer and product mix more than offsetting increases in volume. For the energy storage segment, gross profit for the three months ended October 1, 2005 was $26.8 million, an increase of $4.8 million from the same period in the prior year. Gross profit in the energy storage segment as a percent of sales for the three months ended October 1, 2005 increased to 35.3% from 28.0% in the prior year. The increase in gross profit during the three months ended October 1, 2005 is due primarily to a $5.0 million increase in cost of goods sold for the write-off of the purchase accounting adjustment for inventory that was sold during the third quarter of 2004. Raw material and energy cost increases have to date largely been offset by internal cost saving actions.
Separations Media
For the Separations Media segment, net sales for the third quarter of 2005 were $29.8 million, a decrease of $9.1 million from the third quarter of 2004. The decrease in net sales was attributable to a decrease in hemodialysis membrane sales related to the previously disclosed loss of a hemodialysis customer during the third quarter of 2004 and a decline in cellulosic membrane demand, offset somewhat by increases in synthetic membrane sales volumes. For the separations media segment, gross profit for the three months ended October 1, 2005 was $4.6 million, an increase of $0.9 million from the same period in the prior year. Gross profit in the separations media segment as a percent of sales for the three months ended October 1, 2005 increased to 15.3% from 9.5% in the same period of the prior year. The increase in gross profit was due primarily to a $5.0 million increase in cost of goods sold for the write-off of the purchase accounting adjustment for inventory that was sold during the third quarter of 2004. The impact of the purchase accounting adjustment was mostly offset by a decrease in production volumes associated with the decline in cellulosic demand resulting in higher production costs per unit as fixed costs were applied to lower production volumes.
Polypore, Inc. will hold a conference call to discuss the results of the third quarter of 2005 on Thursday, November 10, 2005 at 9:00 AM Eastern time. You are invited to listen to the conference call that will be broadcast live over the internet at www.polypore.net. If you are unable to listen to the live webcast, the call will be archived on the website www.polypore.net. Additionally, a replay of the call will be available until 11:59 PM eastern on Wednesday, November 16, 2005 at 800-642-1687 (in the U.S.) or 706-645-9291 (outside the U.S.), access number 1878389.
Polypore, Inc., a wholly owned subsidiary of Polypore International, Inc., is a worldwide developer, manufacturer and marketer of highly specialized polymer-based membranes used in separation and filtration processes. Polypore’s products and technologies target specialized applications and markets that require the removal or separation of various materials from liquids, with concentration in the ultrafiltration and microfiltration markets. Polypore has manufacturing facilities or sales offices in ten countries serving five continents. Polypore’s corporate offices are located in Charlotte, NC.
This release contains statements that are forward-looking in nature. Statements that are predictive in nature, that depend upon or refer to future events or conditions or that include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” and similar expressions are forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements. These factors include the following: the highly competitive nature of the markets in which we sell our products; the failure to continue developing innovative products; the increased use of synthetic hemodialysis filtration membranes by our customers; the loss of our customers; the vertical integration by our customers of the production of our products into their own manufacturing process; increases in prices for raw materials or the loss of key supplier contracts; employee slowdowns, strikes or similar actions; product liability claims exposure; risks in connection with our operations outside the United States; the incurrence of substantial costs to comply with, or as a result of violations of or liabilities under, environmental laws; the failure to protect our intellectual property; the failure to replace lost senior management; the incurrence of additional debt, contingent liabilities and expenses in connection with future acquisitions; the failure to effectively integrate newly acquired operations; and absence of expected returns from the amount of intangible assets we have recorded. Additional information concerning these and other important factors can be found in Exhibit 99.1 of our Annual Report on Form 10-K filed with the Securities and Exchange Commission for the fiscal year ended January 1, 2005. Statements in this release should be evaluated in light of these important factors. Although we believe that these statements are based upon reasonable assumptions, we cannot guarantee future results. Given these uncertainties, the forward-looking statements discussed in this press release might not occur.

Polypore, Inc.
Condensed Consolidated Statements of Income
(unaudited, in thousands)

				Pro-Forma*
	Three Months	Three Months	Nine Months	Nine Months
	Ended	Ended	Ended	Ended
	October 1, 2005	October 2, 2004	October 1, 2005	October 2, 2004

Net sales	$105,764	$117,496	$330,876	$385,498
Cost of goods sold	74,316	91,833	220,030	241,017

Gross profit	31,448	25,663	110,846	144,481
Selling, general and administrative	17,546	18,871	54,138	60,027
Business restructuring	1,453	13,581	6,855	13,581

Operating income (loss)	12,449	(6,789)	49,853	70,873

Other (income) expense:
Interest expense, net	15,116	13,602	44,863	40,795
Foreign currency and other	(126)	506	(3,531)	1,357

Income (loss) before income taxes	(2,541)	(20,897)	8,521	28,721
Income taxes	(4,258)	(8,694)	(1,958)	10,914

Net income (loss)	$1,717	$(12,203)	$10,479	$17,807

*     The pro forma amounts result from combining the income statement amounts for the period prior to acquisition with amounts subsequent to the acquisition. The pro forma results of operations for the nine months ended October 2, 2004 include adjustments for depreciation, amortization and interest expense associated with the May 13, 2004 acquisition by and merger with PP Acquisition Corp. and the related income tax effect of these adjustments. The pro forma results exclude non-recurring costs of $5.3 million for the write-off of in-process research and development costs and $18.5 million for the sale of inventory that was written up in purchase accounting for the acquisition.

Polypore, Inc.
Condensed Consolidated Balance Sheets
(in thousands)

	October 1, 2005	January 1, 2005*
	(unaudited)

Assets:
Cash and equivalents	$29,380	$31,684
Other current assets	168,839	189,565
Property, plant and equipment, net	389,755	441,350
Goodwill	537,517	535,844
Intangibles, net	226,369	244,256
Other	18,378	21,267

Total assets	$1,370,238	$1,463,966

Liabilities and shareholders’ equity:
Current liabilities	$71,079	$99,577
Debt and capital lease obligations, less current portion	783,079	832,283
Other	203,563	224,764
Shareholders’ equity	312,517	307,342

Total liabilities and shareholders’ equity	$1,370,238	$1,463,966

*     Derived from audited consolidated financial statements

EBITDA
EBITDA represents net income before interest, taxes, depreciation and amortization. EBITDA is not a recognized term under generally accepted accounting principles (“GAAP”) and does not purport to be an alternative to net income as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. Additionally, EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments, debt service requirements and capital expenditures. Management believes that such non-GAAP information is useful to investors because it provides meaningful information to assess the Company’s core operations and perform financial analysis on comparative periods and peer group data. This non-GAAP information also is used by management to assess the Company’s core operations, allocate resources and make strategic decisions. Our calculation of EBITDA may not be comparable to the calculation of similarly titled measures reported by other companies. The following is a reconciliation of EBITDA to net income for the periods indicated.
Reconciliation of EBITDA
($ in millions)

	Three Months	Twelve Months
	Ended	Ended
	October 1, 2005	October 1, 2005

Net income	$1.7	$5.2
+ Depreciation and amortization	13.9	58.1
+ Interest expense	15.1	60.7
+ Income taxes	(4.3)	(1.3)

EBITDA	$26.4	$122.7

Reconciliation of Adjusted EBITDA*
($ in millions)

	Three Months	Twelve Months
	Ended	Ended
	October 1, 2005	October 1, 2005

EBITDA	$26.4	$122.7
+ Operating leases	0.7	2.8
+ Business restructuring	1.5	7.2
+ Non-cash purchase accounting adjustments	—	0.5
+ Other (currency, transaction costs, other)	0.3	—

Adjusted EBITDA	$28.9	$133.2

*     Under our senior credit facility, compliance with the minimum interest coverage ratio and maximum leverage ratio tests is determined based on a calculation of adjusted EBITDA in which certain items are added back to EBITDA. These items include non-cash charges, impairments and expenses other than depreciation and amortization, cash charges resulting from the acquisition of and merger with PP Acquisition Corp. (the “Transaction”) that arose within six months of the closing of the Transaction, restructuring and acquisition integration costs and payments under an operating lease agreement that is intended to be refinanced.